Exhibit 10.5

HOKU SCIENTIFIC, INC.

AMENDMENT TO STOCK RESTRICTION AGREEMENT

This Amendment to the Stock Restriction Agreement is made as of July 16, 2003 by and among Hoku Scientific, Inc., a Hawaii corporation (the “Company”) and Karl M. Taft III (the “Shareholder”), and amends that certain Stock Restriction Agreement dated as of June 21, 2002 by and between the Company and the Shareholder (the “Stock Restriction Agreement”).

RECITALS

The Company and the Shareholder wish to amend the Stock Restriction Agreement and to provide for accelerated vesting upon certain conditions.

AGREEMENT

The parties hereby agree as follows:

1. Amendment. The Company and the Shareholder agree to and hereby amend Section 3(a) of the Stock Restriction Agreement by adding a new clause (iv) to the end thereof, which reads as follows:

(iv) Notwithstanding the foregoing, in the event that there is a Change of Control (as defined below) during Shareholder’s employment with the Company (the date of the closing of such Change of Control transaction (or series of transactions), the “Change of Control Date”), an additional fifty percent (50%) of the Shares that remain unreleased from the Repurchase Option as of the Change of Control Date shall be released from the Repurchase Option immediately on the Change of Control Date. Notwithstanding the foregoing, if Shareholder’s employment or consulting relationship with the Company (or its successor) is subject to an Involuntary Termination (as defined below) within eighteen months (18) months following the Change of Control Date, then all of the Shares still subject to the Repurchase Option shall be released from the Repurchase Option immediately upon such Involuntary Termination.

“Change of Control” means a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

“Involuntary Termination” means termination of Shareholder’s employment under the following circumstances: (i) termination without Cause (as defined below) by the Company; or (ii) voluntary termination by the Shareholder within 60 days following (A) a material reduction in the Shareholder’s job duties or responsibilities, provided that neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position in respect of your duties and responsibilities held prior to the Change of Control shall constitute a material reduction in job duties or responsibilities; (B) relocation by the Company of the Shareholder’s work site to a facility or location more than 50 miles from the Shareholder’s principal work site for the Company at the time of the Change of Control; or (C) a reduction in Shareholder’s then-current base salary by at least 10%, provided that an across-the board reduction in the salary level of all other employees or consultants in positions similar to the Shareholder’s by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction. For purposes of the foregoing definition, the term “Company” will be interpreted to include any successor thereto, if appropriate.

“Cause” for the Company (or a successor, if appropriate) to terminate the Shareholder’s employment shall exist upon any of the following events:

(i) the Shareholder’s willful and continued failure to substantially perform his duties with the Company no less than 30 days after there has been delivered to him by the Company’s Board of Directors a written demand for substantial performance and opportunity to cure which sets forth in detail the specific respects in which the Board believes that he has not substantially performed his duties;

(ii) the Shareholder having committed willful fraud or willful misconduct, in any such case which is materially injurious to the Company;

(iii) the Shareholder having been convicted of a felony involving moral turpitude which results in material harm to the standing or reputation of the Company; or

(iv) the Shareholder’s material breach of the terms of his Confidential Information and Inventions Assignment Agreement with the Company. The foregoing definition does not in any way limit the Company’s ability to terminate the Shareholder’s employment or consulting relationship at any time, with or without reason.

2. Miscellaneous. This Amendment shall be deemed a part of and subject to the Stock Restriction Agreement, which is hereby ratified, confirmed, and approved, as amended hereby. This Amendment may be signed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. All terms that are defined in the Stock Restriction Agreement shall, unless otherwise defined herein, be used herein as defined in the Stock Restriction Agreement.

[Signature Page Follows]

The parties hereto have executed this Amendment to the Stock Restriction Agreement as of the date first above written.

COMPANY:

HOKU SCIENTIFIC, INC.

By:	/s/ Dustin M. Shindo
Dustin M. Shindo, President

Address:	2153 North King Street, Suite 300
Honolulu, Hawaii 96819

SHAREHOLDER: Karl M. Taft III

/s/ Karl M. Taft III
Signature

Address:	2153 North King Street, Suite 300
Honolulu, Hawaii 96819